EXHIBIT 99
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact: Mark B. Cox
         Executive Vice President, Treasurer, & Chief Financial Officer Giant Industries, Inc.
         (480) 585-8888

FOR IMMEDIATE RELEASE

June 23, 2005


        GIANT INDUSTRIES, INC. ANNOUNCES POTENTIAL PIPELINE ACQUISITION

Scottsdale, Arizona, June 23, 2005 - Giant Industries, Inc. [NYSE: GI] today announced that it has entered into a purchase and sale agreement to acquire an idle crude oil pipeline system that originates near Jal, New Mexico and is connected to a company-owned pipeline network that directly supplies crude oil to the Bloomfield and Ciniza refineries.

Fred Holliger, Giant's Chief Executive Officer, said, "We are very excited about this opportunity, as it addresses the strategic priority we have had over the last several years to access supplemental crude supplies for our two New Mexico refineries. When operational, the pipeline will have sufficient crude oil transportation capacity to allow us to again operate both refineries at maximum rates."

This acquisition is subject to normal due diligence, and other conditions of closing. It is anticipated that the transaction will close in the third quarter of 2005. Startup of the pipeline is subject to, among other things, a final engineering evaluation of the system. It is currently anticipated that the pipeline will become operational in twelve to eighteen months from the closing.

Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Bloomfield, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent company of Phoenix Fuel Co., Inc., an Arizona wholesale petroleum products distributor. For more information, please visit Giant's website at www.giant.com.

This press release contains forward-looking statements that involve known and unknown risks and uncertainties. Forward-looking statements are identified by words or phrases such as "believes," "expects," "anticipates," "estimates," "should," "could," "plans," "intends," "will," variations of such words and phrases, and other similar expressions. While these forward-looking statements are made in good faith, and reflect the Company's current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: the risk that the transaction will not be consummated, the risk that it will not be possible to place the pipeline system in operation and/or to operate the two refineries at maximum rates due to financial, operational or other constraints, the risk that the timetable for placing the pipeline system into operation will be different than anticipated, the risk that it will not be possible to obtain supplemental crude oil for processing at the two refineries at cost effective prices, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the foregoing. Forward-looking statements made by the Company represent its judgment on the dates such statements are made. The Company assumes no obligation to update any forward-looking statements to reflect new or changed events or circumstance.